Exhibit 99.1

The Wendy’s Company Reports Preliminary 2013 Second-Quarter

Adjusted EPS Increase of 60% and Adjusted EBITDA Increase of 15%

Announces Plan to Sell About 425 Restaurants to Accelerate Brand Transformation,

Improve Earnings Quality, Optimize Restaurant Portfolio, Enhance Shareholder Value

Announces 25% Increase in Quarterly Dividend Rate

Raises Long-Term Annual Adjusted Earnings Per Share Growth Rate

Outlook to Mid-Teens, Beginning in 2014

DUBLIN, Ohio (July 23, 2013) – The Wendy’s Company (NASDAQ: WEN) today announced a system optimization initiative, as part of its brand transformation, designed to further enhance earnings quality, help optimize its restaurant portfolio and increase shareholder returns.

The Company also reported preliminary, unaudited results for the second quarter ended June 30, 2013, including an Adjusted Earnings Per Share increase of 60 percent and an Adjusted EBITDA increase of 15 percent. See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein (i.e., Adjusted EBITDA and Adjusted Earnings Per Share).

Company to Optimize Restaurant Portfolio by Selling Approximately 425 Company-Operated Restaurants

The Company plans to help optimize its restaurant portfolio by concentrating its ownership geographically and reducing total system ownership from 22 percent to approximately 15 percent with the sale of about 425 Company-operated restaurants to franchise operators. The Company is targeting the end of the second quarter of 2014 for the completion of these transactions.

Wendy’s® President and Chief Executive Officer Emil Brolick said the system optimization initiative is an important part of the Company’s brand transformation – which includes reimaging and developing new restaurants, the new Wendy’s logo, updated menu boards, innovative products and bold new packaging.

“The system optimization initiative will create a growth opportunity for both the Company and strong franchise operators by expanding participation in our Image Activation program to a larger base of franchisees,” Brolick said. “We expect to generate a higher operating margin and stronger free cash flow, along with further enhancing the quality of our earnings with a more predictable revenue stream from a higher percentage of royalty and rent income. We believe system optimization will also enable us to increase our long-term earnings per share growth rate and return incremental cash to shareholders in the form of dividends and share repurchases, beginning with a 25-percent increase in our third-quarter dividend.”

The Company intends to prioritize the sale of restaurants to successful, well-capitalized franchisees with a demonstrated history of operational excellence and a stated commitment to implement the Company’s Image Activation restaurant development and reimaging strategy.

As part of the system optimization initiative, the Company yesterday completed the sale of 24 Wendy’s restaurants in the Kansas City market to a subsidiary of NPC International, Inc., the largest franchisee in the Pizza Hut system and eighth-largest restaurant operator in the United States with more than 1,200 restaurants. NPC recently signed an agreement to acquire an additional 13 Wendy’s restaurants in the Kansas City market from another franchisee. The Company has also sold five restaurants in the Kansas City market to long-time Wendy’s franchisee Kirk Williams of Legacy Restaurant Group.

Company Expects System Optimization to Improve Financial Performance by Increasing Restaurant Operating Margin and Reducing General and Administrative Expense

The Company expects to improve its financial performance as a result of the system optimization initiative. Specifically, the Company expects the following benefits to offset the annualized decreases in sales resulting from the sale of restaurants:

•

Reduced annualized general and administrative expense of approximately $30 million compared to 2012 by the end of the second quarter of 2014. The Company expects to realize approximately $20 million in efficiencies from the consolidation of regional and divisional operations, along with savings of approximately $10 million at its Restaurant Support Center in Dublin, Ohio.

•	Improved Company-operated restaurant operating margin of 50 basis points or more, due to a focused concentration of more profitable restaurants upon completion of the system optimization transactions.

•	Higher cash flow, due to the expected increase in rent and royalty revenue, lower ongoing capital expenditures, and proceeds from the sale of Company-operated restaurants.

•	Lower annualized depreciation expense of approximately $30 million, due primarily to the expected reduction in Company-operated restaurants by the end of the second quarter of 2014.

Due to the expected benefits from its system optimization initiative, the Company now believes it will generate a long-term Adjusted Earnings Per Share growth rate in the mid-teens, beginning in 2014, compared to its previous guidance of high single-digit to low double-digit growth.

The Company also reaffirmed its long-term Adjusted EBITDA outlook of high single-digit to low double-digit growth.

Company to Enhance Shareholder Returns with 25 Percent Dividend Increase

In connection with the announcement of the system optimization initiative, the Company’s Board of Directors authorized a 25 percent increase in the quarterly cash dividend rate from $0.04 to $0.05 per share.

The increase will be effective with the next quarterly cash dividend, which is payable Sept. 17, 2013, to shareholders of record as of Sept. 3, 2013. During the fourth quarter of 2012, the Company’s Board of Directors authorized a 100 percent increase in the quarterly cash dividend rate from $0.02 to $0.04 per share.

During the fourth quarter of 2012, the Company’s Board of Directors also authorized a share repurchase program for up to $100 million of the Company’s common stock through Dec. 29, 2013. The common stock repurchase program allows the Company to make repurchases as market conditions warrant and to the extent legally permissible.

The Company did not repurchase any shares during 2012 or the first half of 2013, but intends to begin repurchasing shares in the third quarter.

“The dividend increase and share repurchases are important elements of our financial management strategy,” Chief Financial Officer Steve Hare said. “We are committed to continuing to deploy capital to drive the organic growth of our restaurant business, in addition to returning cash to shareholders.”

Preliminary Second-Quarter 2013 Summary

The Company today reported its preliminary, unaudited results for the second quarter ended June 30, 2013. The Company plans to file its Form 10-Q, including its final financial statements for the second quarter on Aug. 7, 2013. Highlights from the second quarter include:

•	Consolidated revenues were $650.5 million in the second quarter of 2013, compared to $645.9 million in the second quarter of 2012.

•

Wendy’s North America Company-operated restaurants generated a same-store sales increase of 0.4 percent in the second quarter of 2013. Franchise same-store sales in North America increased 0.3 percent during the quarter.

•

Company-operated North America restaurant margin was 16.7 percent in the second quarter of 2013, compared to 14.1 percent in the second quarter of 2012. The margin improvement was due to a favorable sales mix, improved management of labor, and reductions in breakfast advertising, as well as lower paper and beverage costs. Partly offsetting these benefits was an increase in commodity costs of 80 basis points.

•	Adjusted EBITDA was $102.1 million in the second quarter of 2013, up 15 percent compared to second-quarter 2012 Adjusted EBITDA of $89.1 million.

•

Net income attributable to The Wendy’s Company was $12.2 million in the second quarter of 2013, compared to a net loss of $5.5 million in the second quarter of 2012. The 2013 results include a $21.0 million pretax charge from the early extinguishment of debt. The 2012 results included a $25.2 million pretax charge from the early extinguishment of debt.

•	Adjusted Earnings Per Share were $0.08 in the second quarter of 2013, compared to $0.05 in the second quarter of 2012.

•	Earnings per share were $0.03 in the second quarter of 2013, compared to a loss per share of $0.01 in the second quarter of 2012.

2013 Outlook

For 2013, the Company reiterated its outlook for Adjusted EBITDA of $350 million to $360 million and Adjusted Earnings Per Share of $0.20 to $0.22. The Company is currently trending toward the high end of both ranges due to its strong first-half 2013 Adjusted EBITDA performance of $179.4 million and Adjusted EPS of $0.11, along with the expected benefit from many of the initiatives implemented in 2012, including the expansion of its Image Activation reimaging program, the implementation of its Right Price Right Size Menu™, the reduction in the number of restaurants serving breakfast, labor efficiencies and multiple cost-reduction initiatives. The outlook for 2013 also reflects:

•	Higher year-over-year profitability in each of the first three quarters, with lower growth rates in the second and third quarter of 2013 relative to the first quarter.

•

Lower year-over-year profitability in the fourth quarter, due primarily to the anticipated expense of about $10 million from the Company’s Image Activation franchisee incentive program. The Company projects its fourth-quarter Adjusted EBITDA could decline by more than ten percent.

Estimated 2013 Adjusted Earnings Per Share excludes $20 to $25 million of anticipated pretax depreciation for existing assets that will be replaced as part of the Company’s Image Activation initiative. The Company expects its total 2013 depreciation and amortization expense to increase 15 to 20 percent compared to 2012.

The Company is also currently trending toward the high end of its outlook for Company-operated restaurant margin of 14.2 to 14.5 percent, compared to 14.0 percent in 2012, due to ongoing cost control initiatives and potential favorability in its commodities forecast.

Also included in the Company’s 2013 outlook is:

•

Average same-store sales growth of 2.0 to 3.0 percent at Wendy’s North America Company-operated restaurants, based on year-to-date same-store sales of 0.7 percent, along with the expectation of stronger same-store sales in the third and fourth quarter.

•	New restaurant development and restaurant closures as follows:

•	North America Company-operated: 25 Image Activation openings with 20 to 30 closures

•	North America franchise: 40 openings with 90 to 100 closures

•	International: 60 openings with 15 to 20 closures

•	The reimaging of 100 Company-operated restaurants.

•

Approximately $10 million in incremental year-over-year G&A expense associated with the Image Activation franchisee incentive program. Franchisees have applied to reimage nearly 150 restaurants under this program. Approximately 100 of these restaurants are currently in various stages of active process, and the Company believes most of the 100 restaurants now in process will be open or under construction by the end of 2013.

•

Capital expenditures of approximately $245 million, compared to $198 million in 2012. This estimate includes $145 million for Image Activation designs, with 25 new and 100 reimaged Company-operated restaurants in North America.

Conference Call and Webcast Scheduled for 11 a.m. Today, July 23

The Company will host a conference call today at 11 a.m. ET, with a simultaneous webcast from the investor relations section of the Company’s website at www.aboutwendys.com. Hosting the call will be President and Chief Executive Officer Emil Brolick, Chief Financial Officer Steve Hare and Chief Communications Officer John Barker. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast with the accompanying slides will be available on the Company’s website at www.aboutwendys.com.

Second-Quarter Financial Statements Scheduled for Aug. 7

The Company plans to file its Form 10-Q, including its final financial statements for the second quarter on Aug. 7, 2013.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).

All statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement;

(17)	the difficulty in predicting the ultimate costs associated with the sale of restaurants under the Company’s system optimization initiative, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants, and the future benefits to the Company’s earnings, restaurant operating margin, cash flow and depreciation; and

(18)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants or to complete the Company’s system optimization initiative in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of net income or earnings per share. Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 27 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Media and Investor Contacts:

John Barker: (614) 764-3044 or john.barker@wendys.com

Dave Poplar: (614) 764-3311 or david.poplar@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Six Month Periods Ended June 30, 2013 and July 1, 2012

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months		Six Months
	2013	2012	2013	2012
Revenues:
Sales	$571,198	$566,116	$1,101,871	$1,086,045
Franchise revenues	79,346	79,752	152,355	153,010

	650,544	645,868	1,254,226	1,239,055

Costs and expenses:
Cost of sales	473,298	483,080	934,126	938,547
General and administrative	74,795	73,345	140,105	145,649
Depreciation and amortization	38,719	35,947	90,516	68,258
Impairment of long-lived assets	—	3,270	—	7,781
Facilities action charges, net	6,377	9,988	9,415	16,131
Other operating expense, net	365	1,847	610	3,382

	593,554	607,477	1,174,772	1,179,748

Operating profit	56,990	38,391	79,454	59,307

Interest expense	(18,964)	(28,002)	(39,928)	(56,237)
Loss on early extinguishment of debt	(21,019)	(25,195)	(21,019)	(25,195)
Investment income and other income (expense), net	48	640	(2,223)	29,571

Income (loss) before income taxes and noncontrolling interests	17,055	(14,166)	16,284	7,446
(Provision for) benefit from income taxes	(5,053)	8,673	(2,149)	1,795

Net income (loss)	12,002	(5,493)	14,135	9,241
Net loss (income) attributable to noncontrolling interests	222	—	222	(2,384)

Net income (loss) attributable to The Wendy’s Company	$12,224	$(5,493)	$14,357	$6,857

Basic and diluted net income (loss) per share attributable to The Wendy’s Company	$0.03	$(0.01)	$0.04	$0.02

Number of shares used to calculate basic income (loss) per share	393,174	389,978	392,836	389,840

Number of shares used to calculate diluted income (loss) per share	397,884	389,978	396,789	392,001

	June 30, 2013	December 30, 2012
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$489,017	$453,361
Total assets	4,316,695	4,303,199
Long-term debt, including current portion	1,471,161	1,457,562
Total stockholders’ equity	1,963,802	1,985,855

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	Three Months		Six Months
	2013	2012	2013	2012
Adjusted EBITDA	$102,086	$89,073	$179,385	$152,954
Less:
Depreciation and amortization	(38,719)	(35,947)	(90,516)	(68,258)
Impairment of long-lived assets	—	(3,270)	—	(7,781)
Facilities action charges, net	(6,377)	(9,988)	(9,415)	(16,131)
Costs associated with closed restaurants in other operating expense, net	—	(1,477)	—	(1,477)

Operating profit	56,990	38,391	79,454	59,307

Interest expense	(18,964)	(28,002)	(39,928)	(56,237)
Loss on early extinguishment of debt	(21,019)	(25,195)	(21,019)	(25,195)
Investment income and other income (expense), net	48	640	(2,223)	29,571

Income (loss) before income taxes and noncontrolling interests	17,055	(14,166)	16,284	7,446
(Provision for) benefit from income taxes	(5,053)	8,673	(2,149)	1,795

Net income (loss)	12,002	(5,493)	14,135	9,241
Net loss (income) attributable to noncontrolling interests	222	—	222	(2,384)

Net income (loss) attributable to The Wendy’s Company	$12,224	$(5,493)	$14,357	$6,857

Reconciliation of Adjusted Income and Adjusted Earnings Per Share to Net Income (Loss)

and Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2013		2012
		Per share		Per share (a)
Adjusted income and adjusted earnings per share	$31,779	$0.08	$19,221	$0.05

Less:
Loss on early extinguishment of debt	(13,137)	(0.03)	(15,621)	(0.04)
Facilities action charges, net	(3,986)	(0.01)	(6,164)	(0.01)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(2,654)	(0.01)	—	—
Impairment of long—lived assets	—	—	(2,018)	(0.01)
Costs associated with closed restaurants in other operating expense, net	—	—	(911)	(0.00)

Total adjustments	(19,777)	(0.05)	(24,714)	(0.06)

Net income (loss)	12,002	0.03	(5,493)	(0.01)
Net loss attributable to noncontrolling interests	222	0.00	—	—

Net income (loss) and earnings per share attributable to The Wendy’s Company	$12,224	$0.03	$(5,493)	$(0.01)

Reported number of shares used to calculate diluted income (loss) per share		397,884		389,978
Plus: Dilutive effect of stock options and restricted shares		—		1,748

Adjusted number of shares used to calculate adjusted earnings per share		397,884		391,726

	Six Months
	2013		2012
		Per share		Per share
Adjusted income and adjusted earnings per share	$44,878	$0.11	$22,568	$0.06

(Less) plus:
Loss on early extinguishment of debt	(13,137)	(0.03)	(15,621)	(0.04)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(11,721)	(0.03)	—	—
Facilities action charges, net	(5,885)	(0.01)	(9,972)	(0.03)
Gain on sale of investment, net	—	—	17,978	0.05
Impairment of long—lived assets	—	—	(4,801)	(0.02)
Costs associated with closed restaurants in other operating expense, net	—	—	(911)	(0.00)

Total adjustments	(30,743)	(0.07)	(13,327)	(0.04)

Net income	14,135	0.04	9,241	0.02
Net loss (income) attributable to noncontrolling interests	222	0.00	(2,384)	(0.00)

Net income and earnings per share attributable to The Wendy’s Company	$14,357	$0.04	$6,857	$0.02

Reported number of shares used to calculate diluted income per share		396,789		392,001
Plus: Dilutive effect of stock options and restricted shares		—		—

Adjusted number of shares used to calculate adjusted earnings per share		396,789		392,001

(a)	Adjusted earnings per share amounts, for the second quarter of 2012, include the dilutive effect of stock options and restricted shares, which were excluded from the reported number of shares used to calculate basic and diluted loss per share, as the impact would have been anti-dilutive. Included above is a reconciliation of the number of shares used to calculate adjusted earnings per share amounts.